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                 EXHIBIT 12. RATIO OF EARNINGS TO FIXED CHARGES

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                                            For the 6-Months                For the years ended June 30
                                            December 31, 2001       2001          2000         1999          1998
                                          -------------------    ------------   ----------   ----------   ----------
Pretax income from continuing operations  $         89,227       $  177,206     $ 177,055    $ 197,719    $ 231,138
Distribution of earnings from
unconsolidated affiliates                                -              527         4,220          840          602
Fixed charges                                       27,261           64,553        57,907       57,744       64,881
                                          -------------------    ------------   ----------   ----------   ----------

Earnings                                  $        116,488       $  242,286     $ 239,182    $ 256,303    $ 296,621


Interest                                  $         25,918       $   61,576     $  56,869    $  56,837    $  63,974
Amortization of premiums and other                   1,343            2,977         1,038          907          907
                                          -------------------    ------------   ----------   ----------   ----------

Fixed Charges                             $         27,261       $   64,553     $  57,907    $  57,744    $  64,881


Ratio of Earnings to Fixed Charges                    4.27             3.75          4.13         4.44         4.57
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